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                                                                    EXHIBIT 23.2
                            CONSENT OF ERNST & YOUNG

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                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement on Form S-8 and the related Prospectus pertaining to the PartnerShare Plan of Bankers Trust New York Corporation and Affiliates of our report dated January 26, 1993, except for Notes 2, 18 and 25, as to which the date is April 20, 1993, with respect to the consolidated financial statements of Bankers Trust New York Corporation at December 31, 1992 and 1991 and for each of the three years in the period ended December 31, 1992, included in its Current Report on Form 8-K dated April 20, 1993 filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG



New York, New York
February 17, 1994

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